FOR IMMEDIATE RELEASE

FLORIDA GAMING CORPORATION ANNOUNCES SALE OF FLORIDA GAMING CENTERS, INC.

November 26, 2012 (Miami, FL) – Florida Gaming Corporation (OTC BB: FGMG.OB) (the “Company”), today announced its entry into a Stock Purchase Agreement (the “SPA”) for the sale of its wholly owned subsidiary, Florida Gaming Centers, Inc. (“Centers”) to Silvermark LLC (“Silvermark”) for $115 million plus the assumption of certain liabilities of Centers associated with two mortgages held by Miami-Dade County. Centers is the owner and operator of two jai-alai frontons located in Ft. Pierce and Miami, Florida, which offer poker and inter-track pari-mutuel wagering facilities. Centers constitutes the Company’s only operating asset.

Generally, Silvermark will assume Centers’ post-closing obligations under a Settlement Agreement with Miami-Dade County, Florida pertaining to a parking lot that is adjacent to Centers’ Miami facility which is subject to notes and mortgages totaling approximately $15 million. The $115 million cash purchase price, which is subject to adjustment as described in the SPA, will be used to fund the repayment of Centers’ other outstanding indebtness, including but not limited to approximately $87 million credit facility and other debt totaling approximately $10.5 million. Additionally, $7.5 million of the purchase price will be held in escrow for up to three years to indemnify Silvermark LLC against obligations of the Company after the closing. The Company expects to use any net cash proceeds from the transaction, after the repurchase of warrants for 35% of Centers’ equity held by lenders under Centers’ credit facility and the debt reduction described above, to pay transaction-related expenses and for other purposes.

The proposed transaction is subject to Company stockholder approval and customary regulatory approvals, including Silvermark’s receipt of a Florida gaming license, and other customary regulatory and closing conditions. The transaction is also conditioned on Centers’ receipt of an order from the court in the Company’s ongoing litigation in the Circuit Court of the 11th Judicial Circuit in and for Miami-Dade County, Florida either (i) approving of Centers’ entry into the transaction or (ii) ruling that the court’s approval of Centers’ entry into the transaction is not required.

Under the Stock Purchase Agreement, the Company and Centers must pay Silvermark a termination fee of $4.6 million plus reimbursement for costs and expenses incurred by Silvermark in connection with the proposed transaction if Silvermark terminates the agreement because of a breach by the Company or Centers of any representation, warranty, covenant or other agreement contained in the SPA or if the Company terminates the agreement to enter into a superior proposal or acquisition proposal( as those terms are defined in the SPA). Silvermark may also terminate the agreement at anytime within the first 90 days of its due diligence period which commenced on November 25, 2012.

In connection with the SPA, the Company’s Chairman, W. Bennett Collett, and the Company’s President and CEO, W. Bennett Collett, Jr. each executed a Joinder and Guarantee agreement in which each of them, jointly and severally, have guaranteed the Company’s and Centers’ obligations under the Stock Purchase Agreement.

Silvermark and the Company’s President and CEO, W. Bennett Collett, Jr., have entered into a letter agreement providing that Mr. Collett will enter into a three year employment agreement with Centers.

Additional Information

The transaction is expected to be completed in the first quarter of fiscal 2013, subject to the timing of the shareholder approval process and anticipated regulatory approvals. The Company intends to disclose further information pertaining to this transaction, as required or appropriate, in the future.

Portions of this document may constitute “forward-looking statements” as defined by federal law. Although the company believes any such statements are based on reasonable assumptions, there is no assurance that actual outcomes will not be materially different. Any such statements are made in reliance on the “safe harbor” protections provided under the Private Securities Reform Act of 1995. Additional information about issues that could lead to material changes in performance is contained in the company’s reports filed with the Securities and Exchange Commission.

This communication may be deemed to be solicitation material in respect of the proposed acquisition of Florida Gaming Centers, Inc. by Silvermark LLC. In connection with the proposed acquisition, Florida Gaming Corporation intends to file relevant materials with the SEC, including Florida Gaming Corporation’s proxy statement on Schedule 14A. SHAREHOLDERS OF FLORIDA GAMING CORPORATION ARE URGED TO READ ALL RELEVANT DOCUMENTS FILED WITH THE SEC, INCLUDING FLORIDA GAMING CORPORATION’S PROXY STATEMENT, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. Investors and security holders will be able to obtain the documents free of charge at the SEC’s web site, http://www.sec.gov, and Florida Gaming Corporation shareholders will receive information at an appropriate time on how to obtain transaction-related documents for free from Florida Gaming Corporation. Such documents are not currently available.

Participants in Solicitation

Florida Gaming Corporation and its directors and executive officers (and entities controlled by them), may be deemed to be participants in the solicitation of proxies from the holders of Florida Gaming Corporation common stock in respect of the proposed transaction. Information about the directors and executive officers of Florida Gaming Corporation is set forth in Florida Gaming Corporation’s Annual Report on Form 10-K for the most recently ended fiscal year, which was filed with the SEC on March 30, 2012, as amended by a Form 10-K/A which was filed with the SEC on April 2, 2012. Investors may obtain additional information regarding the interest of such participants by reading the proxy statement regarding the acquisition when it becomes available.

Contact:

W. Bennett Collett, Jr.

President and Chief Executive Officer

Florida Gaming Corporation

(305) 633-6400

Daniel J. Licciardi

Chief Operating Officer

Florida Gaming Centers, Inc.

(305) 633-6400